UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒           Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

POINT BLANK SOLUTIONS, INC
(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P.
STEEL PARTNERS II GP LLC
STEEL PARTNERS II MASTER FUND L.P.
STEEL PARTNERS LLC
WARREN G. LICHTENSTEIN
JAMES R. HENDERSON
TERRY R. GIBSON
GENERAL MERRILL A. MCPEAK
BERNARD C. BAILEY
ROBERT CHEFITZ

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Steel Partners II, L.P. (“Steel Partners”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of its five director nominees at the 2008 annual meeting of stockholders (the “Annual Meeting”) of Point Blank Solutions, Inc. (the “Company”).  Steel Partners has filed a revised proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On August 6, 2008, Steel Partners issued the following press release:

Press Release	Source: Steel Partners II, L.P.

Steel Partners Delivers Letter to Point Blank Stockholders
Wednesday August 6, 11:00 am ET

NEW YORK, Aug. 6 /PRNewswire/ -- Steel Partners II, L.P. (“Steel Partners”) announced today that it has delivered a letter to stockholders of Point Blank Solutions, Inc. (“Point Blank” or the “Company”) (Pink Sheets: PBSO - News) as part of its proxy materials in connection with the upcoming 2008 Annual Meeting. Steel Partners is urging stockholders to support its slate of five highly qualified director nominees for election to the Board of Directors of the Company.

The letter corrects numerous items of misinformation spread by the Company, clarifies Steel Partners’ long-running track record of enhancing value at defense companies and criticizes the Company for again attempting to further delay the annual meeting and disenfranchise its stockholders. In fact, the letter observes, six of seven members of Point Blank’s Board of Directors have never been elected by the Company’s stockholders.

Following is the full text of the letter to investors:

ATTENTION POINT BLANK SOLUTIONS, INC. STOCKHOLDERS
Vote the enclosed GOLD proxy card
FOR
Steel Partners’ Five Director Nominees

August 5, 2008

Dear Fellow Stockholder:

IT IS TIME TO SET THE RECORD STRAIGHT

By now you may have received a letter from the Board of Directors of Point Blank Solutions, Inc. (“Point Blank” or the “Company”) dated July 30, 2008. This letter is chock full of misleading propaganda, half-truths and disinformation aimed at distracting your attention from the real issues in this election contest. We are writing to you in order to correct serious factual errors and misleading statements made by the Point Blank Board in this letter. We believe the upcoming stockholder vote is of the greatest importance to the future of our company. As such, it is imperative that you have all the facts straight.

This Board has repeatedly demonstrated that it will stop at nothing in its enduring efforts to entrench itself and disenfranchise its stockholders. After three years of failing to hold an annual meeting and despite the Delaware Court’s approval of a stipulated Order agreed to by the Company that the annual meeting be held no later than August 19, 2008, Point Blank last week made another last-ditch attempt to delay the 2008 Annual Meeting just a few weeks ahead of its re-scheduled date. We believe this Board is continuing to waste its stockholders’ money in its untiring efforts to prevent its stockholders from having any say in their Company’s future!

THE POINT BLANK BOARD IS ONLY TELLING YOU WHAT IT WANTS YOU TO HEAR!

In an effort to raise doubts about Steel Partners’ ability to increase value at a defense company, the Board focused on the stock market performance of one of Steel Partners’ smaller investments: Del Global Technologies. But they neglect to disclose some key facts that we think stockholders should know.

They conveniently hide from stockholders the fact that Suzanne M. Hopgood, currently a director of Point Blank, was Chairman of Del Global from 2003 to 2005, during which time the Company suffered serious financial losses. And while they cite Del Global’s lackluster share price performance, they also hide the fact that Del Global has experienced a dramatic improvement in profitability and operations since Ms. Hopgood stepped down. The Company posted a $3.82 million profit in 2007, compared with a net loss of $15.82 in 2004, when Ms. Hopgood was Chairman.

We believe the Board is using the Del Global example as a smokescreen to hide the fact that Steel Partners has a long track record of enhancing the value of defense companies.

Consider the following:

The share price of United Industrial Corp. saw a 940% increase in stockholder value while Steel Partners was involved with the company. Warren Lichtenstein, as well as another Steel Partners executive, served as board members of UIC, which makes unmanned reconnaissance aircraft for the US military, a vital piece of equipment for US soldiers fighting in Iraq and Afghanistan. Under Steel Partners’ guidance, the company made key acquisitions, improved operations and was named one of the best small companies in America by Forbes Magazine.

ECC International, which makes computer-controlled simulators for training personnel to maintain and operate military weapon systems, saw a 211% stock price increase while Steel Partners was involved with the company. Warren Lichtenstein and James Henderson were both elected to the Board of Directors, and Mr. Henderson served as interim President and CEO of ECC. Under Steel Partners’ guidance, the company streamlined operations and outsourced non-core activities.

The share price of Aydin Corporation, which makes defense electronic systems and computer equipment and software, increased over 71% during the time Steel Partners was involved with the company. Warren Lichtenstein was elected Chairman of the Board of Directors, and reconfigured management, divested or closed non-core businesses and reduced corporate overhead

The fact that Point Blank’s Board conveniently failed to mention these success stories is yet another example of how we believe they will distort the facts to maintain their grip on our company.

SIX OF THE SEVEN MEMBERS OF THE POINT BLANK BOARD HAVE NEVER BEEN ELECTED
BY A VOTE OF THE STOCKHOLDERS!

We believe it is inexcusable that Point Blank stockholders have not had a say in their Company since 2005. This is even more alarming when you consider the track record of Jack Henry, the Chairman of the Company’s Audit Committee, who was appointed to the Board in 2006.

According to a March 2, 2000 news story that ran in the Phoenix New Times, Jack Henry presided over Arthur Andersen’s Phoenix office for 17 years before he opted in 2000 for an early retirement amidst allegations swirling around the involvement of Arthur Andersen’s Phoenix office in connection with the November 1999 collapse of the Baptist Foundation of Arizona (“BFA”), the largest non-profit bankruptcy then to date in United States history. At issue were allegations that certain accountants in Arthur Anderson’s Phoenix office had been negligent and breached their fiduciary duties in failing to disclose serious financial improprieties by former BFA senior managers. On May 6, 2002, Arthur Andersen agreed to pay $217 million to settle this accounting malpractice litigation resulting from Andersen’s involvement in the BFA scandal. Also, according to the March 2, 2000 news story in the Phoenix New Times, while Jack Henry presided over the Phoenix office, Arthur Andersen- Phoenix was implicated in the failure of American Continental Corporation for failing to warn investors of American Continental’s financial malaise and luring elderly investors into buying junk bonds. Without admitting wrongdoing, Arthur Andersen, in the early 1990s, paid more than $24 million to American Continental investors and various regulatory agencies -- including the Arizona Board of Accountancy -- in connection with the American Continental failure.

WE BELIEVE THE BOARD’S STRATEGIC ALTERNATIVES PROCESS IS ONLY AN EXCUSE
TO FURTHER DELAY THE ANNUAL MEETING

This Board would have you believe that the Company is “aggressively” exploring all strategic alternatives, including a possible sale of the Company. Consider the following statement made by General Larry Ellis, the Company’s CEO, and ask yourself if it sounds like the Company is truly serious at this time about pursuing a sale or other strategic alternatives to maximize stockholder value or whether they have been only putting on the façade of a strategic process as a reason to further delay the annual meeting.

General Ellis in response to an analyst’s comment on the November 14, 2007 third quarter conference call:

“Yes, well, as I indicated we have initiatives in place to grow our  margins, and as we indicated in our offer response back to Steel, the Board feels at this point that it is not the right time to sell the Company. We have an opportunity to grow the Company, and I think it’s the Board’s position that with the strategy and the plans that we’ve laid out that we ought to stay focused on that route versus a sale and the offer that was provided by Steel.”

Ask yourself what changed between the November 14, 2007 conference call and April 8, 2008, when Point Blank suddenly cut off settlement negotiations with us and announced it was unilaterally postponing the annual meeting to explore strategic options. Ask yourself whether the strategic process was truly designed to lead to or conclude in a value-maximizing transaction for the Company and its stockholders.

In its letter, the Board criticizes Steel Partners for refusing to enter into a non-disclosure agreement containing a standstill provision, claiming that “30 interested and highly sophisticated parties” have signed such agreements, and that as such it must follow that the standstill provision is reasonable.

Do not be misled! What Point Blank conveniently fails to state is whether the other participants in the strategic process have a significant investment in the Company like Steel Partners. If not, they would not be hamstrung or harmed by entering into a standstill provision in the same way that Steel Partners would be. This is just another example of how the Company is using half-truths to paint a misleading picture of Steel Partners. The truth is Point Blank effectively excluded Steel Partners from the strategic process by continuing to demand that Steel Partners agree to an unwarranted standstill provision, knowing well that Steel Partners could not and would not agree to any provision in which it would give up its rights to seek Board representation and be forced to sign away its rights to protect its investment in the Company for an extended period of time.

Don’t let the Board’s “smokescreens” distract you from focusing on the real issues. The bottom line is that Steel Partners put a real offer on the table which the Board refused to negotiate with us while hiding behind its demands for a “standstill.”

STOCKHOLDER VALUE CONTINUES TO ERODE UNDER THIS BOARD AND MANAGEMENT TEAM

While the Board spends its time and our money looking for ways to further entrench itself, Point Blank’s operational and financial performance continues to deteriorate. Over the past nine months, stockholder value has continued to erode under this Board and management team’s misguided strategic direction, and there does not appear to be an end in sight. The Company’s aggressive pricing and marketing strategy has proven, we believe, to be ill-advised and has negatively impacted stockholder value.

During its recent earnings call reporting results for the first quarter of 2008, Point Blank reported shrinking revenues, higher cost margins, and declining profitability. For the first quarter of 2008, the Company reported net sales of $49.9 million, representing an alarming 45.8% decline in revenues from the comparable period in 2007. On a sequential basis, sales fell 21.2% from the $63.3 million reported for the fourth quarter of 2007. With an adjusted EBITDA of only $1.8 million for the first quarter of 2008, the Company posted an 82.2% decline from the $10.1 million of adjusted EBITDA for the comparable period in 2007. On a sequential basis, adjusted EBITDA was down 52.2% from the $3.8 million reported for the fourth quarter of 2007. Adjusted EBITDA margins for the first quarter of 2008 were 3.6%, compared to 10.9% margins for the comparable period in 2007.

The Company has suffered three consecutive quarters of net losses, losing almost a million dollars in the first quarter of 2008 alone.

Over the last 12 months, the share price of Point Blank Solutions has lost roughly half its value.

IT IS TIME FOR ACCOUNTABILITY

Enough is enough!

It seems to us the Board is doing everything in its power to prevent stockholders from having a say in the future of our company. It has now been more than three years since Point Blank held its last annual meeting and only one of the members of the current Board was elected by a vote of the stockholders with the rest having been hand-picked by General Larry Ellis and his cohorts. But despite the Delaware Court Order that the annual meeting be held no later than August 19, 2008, Point Blank is now making another last- ditch attempt to delay the 2008 Annual Meeting just a few weeks ahead of its re-scheduled date.

WHY WON’T THEY LET THEIR STOCKHOLDERS BE HEARD?

It is time for stockholders to be heard. This Board continues to make a mockery out of corporate governance and corporate democracy while the Company continues to lose money at an alarming rate and stockholders suffer significant losses.

As a significant and long-term stockholder of the Company, we are counting on your support to maximize value for all stockholders. We encourage all stockholders to vote promptly and to discard any proxy materials you may receive from management. If you have returned management’s white proxy card, you can change your vote by executing the enclosed GOLD proxy card. If you have any questions, or need assistance in voting your GOLD proxy card, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or (212) 929-5500 (call collect).

Thank you in advance for your support.

Sincerely,

Warren G. Lichtenstein
Steel Partners II, L.P.

About Steel Partners II, L.P.

Steel Partners II, L.P. is a long-term relationship/active value investor that seeks to work with the management of its portfolio companies to increase corporate value for all stakeholders and shareholders.

__________________________
Source: Steel Partners II, L.P.